n e w s r e l e a s e
Exhibit 99.2

Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40202 http://www.humana.com
FOR MORE INFORMATION CONTACT:

Amy Smith Humana Investor Relations (502) 580-2811 e-mail: Amysmith@humana.com
Kelley Murphy
Humana Corporate Communications
(502) 224-1755
e-mail: Kmurphy26@humana.com

Humana Reports First Quarter 2020 Financial Results including
Proactive Actions Taken during Pandemic

•
Committed to ongoing COVID-19 relief efforts to provide resources and assistance to all constituencies, including proactive outreach to vulnerable members to address clinical and social determinants of health needs to minimize the short-term impact amid the pandemic

•	Reports 1Q20 earnings per diluted common share (EPS) of $3.56 on a GAAP basis, $5.40 on an Adjusted basis

•	Comments on FY 2020 guidance:

◦	FY 2020 GAAP EPS expected to be in a range of $16.04 to $16.54

◦	Reaffirms FY 2020 Adjusted EPS guidance range of $18.25 to $18.75 while acknowledging the inherent uncertainty surrounding the ongoing crisis

◦
Increases full year expected individual Medicare Advantage membership growth to 300,000 to 350,000 members from previous range of 270,000 to 330,000 members, while reaffirming group Medicare Advantage and stand-alone PDP membership estimates for 2020

◦	Withdraws additional FY 2020 detailed guidance not noted above given the likelihood of significant variability of results by financial statement line item and related ratios

LOUISVILLE, KY (April 29, 2020) – Humana Inc. (NYSE: HUM) moved quickly during the first quarter of 2020 to ease some of the burden associated with the outbreak of the novel coronavirus, COVID-19, including assisting its employees to transition to work at home, alleviating financial and healthcare concerns for members, and supporting providers. The company has taken several proactive steps to be a part of the solution, including waiving costs associated with the diagnostic testing and treatment of COVID-19, expanding access to telehealth services, and simplifying and expediting claims processing for providers to promote the speed of reimbursement payments. In addition, the company contributed $50 million to the Humana Foundation to advance COVID-19 relief efforts.

The net financial impact of COVID-19 was not material to Humana's results of operations during the first quarter of 2020. With the emergence of stay-at-home and physical distancing orders and other restrictions on movement and economic activity intended to reduce the spread of COVID-19 during the second half of March 2020, the company experienced lower hospital admissions and utilization as members and providers began to defer non-essential procedures. The deferral of non-essential procedures was offset by an increase in pharmacy costs as a result of the company's decision to permit early prescription refills to allow members to prepare for extended supply needs and the impact of other COVID-19 specific administrative costs, including the contribution to the Humana Foundation.

Humana has seen the trend of lower utilization persist into the second quarter of 2020 and it expects that deferred non-essential procedures will return in the coming weeks and months, although a number of significant variables make the timing and impact of this recovery uncertain. As the progression of the COVID-19 pandemic continues, Humana will continue to monitor the impact on the company and all of its stakeholders and adjust its response accordingly, proactively leveraging its integrated care delivery model to best serve its members, partnering with federal and state governments to develop comprehensive and actionable plans for recovery and re-entry, minimizing the impact on its provider partners, and advancing the long-term sustainability of the company and the healthcare system.

“From the outset of the COVID-19 crisis, we’ve been proactive in assisting our employees, members, and providers by improving access to healthcare and easing burdens associated with finances and daily living needs," said Bruce D. Broussard, Humana's President and Chief Executive Office.  "As we begin the re-entry phase, we will remain focused on serving our vulnerable populations, including over eight million Medicare beneficiaries, and recognize that safety, and particularly consumer confidence in the ability to once again safely begin using the healthcare system, are top of mind with everyone, and we play a pivotal role in ensuring both.  We will continue to expand our relief efforts, like the proactive outreach we started last month to our most vulnerable members that, to date, have included fulfilling orders for over half a million meals and closing approximately 630,000 gaps in care. Humana stands ready to be a strong and willing partner to federal, state and local governments, and community nonprofits, building on what we learned during the crisis to reshape the healthcare system so it’s ready and able to provide broader access to care, and to proactively manage more comprehensive health and lifestyle needs."

Summary of Quarterly Results

Humana today reported consolidated pretax income and diluted earnings per common share (EPS) for the quarter ended March 31, 2020 (1Q20) versus the quarter ended March 31, 2019 (1Q19) as follows.

Consolidated income before income taxes and equity in earnings (pretax income) In millions	1Q20 (a)	1Q19 (b)
Generally Accepted Accounting Principles (GAAP)	$717	$746
Amortization associated with identifiable intangibles	21	18
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	297	39
Adjusted (non-GAAP)	$1,035	$803

Diluted earnings per common share (EPS)	1Q20 (a)	1Q19 (b)
GAAP	$3.56	$4.16
Amortization associated with identifiable intangibles	0.12	0.10
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	1.72	0.22
Adjusted (non-GAAP)	$5.40	$4.48
The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP (Adjusted) financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at a non-GAAP (Adjusted) financial measure.
GAAP and Adjusted pretax income and EPS results for 1Q20 exceeded management's expectations driven by solid results across each of the company's segments, led by strong Medicare Advantage earnings. As noted above, the net financial impact of COVID-19 was not material to Humana's results of operations during 1Q20.

Please refer to the tables above, as well as the consolidated and segment highlight sections that follow for additional discussion of the factors impacting the year-over-year comparisons.
In addition, below is a summary of key consolidated and segment statistics comparing 1Q20 to 1Q19.

Humana Inc. Summary of Quarterly Results (dollars in millions, except per share amounts)	1Q20 (a)	1Q19 (b)
Consolidated results:
Revenues - GAAP	$18,935	$16,107
Pretax income - GAAP	$717	$746
Pretax income - Adjusted	$1,035	$803
EPS - GAAP	$3.56	$4.16
EPS - Adjusted	$5.40	$4.48
Benefits expense ratio - GAAP	85.1%	86.2%
Operating cost ratio - GAAP	11.3%	10.4%
Operating cash flows - GAAP	$474	$896
Parent company cash and short term investments	$2,353	$721
Debt-to-total capitalization	39.2%	36.0%
Retail segment results:
Revenues - GAAP	$16,762	$14,013
Benefits expense ratio - GAAP	86.6%	88.3%
Operating cost ratio - GAAP	9.2%	8.2%
Segment earnings - GAAP	$685	$465
Segment earnings - Adjusted	$689	$469
Group and Specialty segment results:
Revenues - GAAP	$1,865	$1,887
Benefits expense ratio - GAAP	79.1%	76.4%
Operating cost ratio - GAAP	23.1%	21.9%
Segment earnings - GAAP	$105	$165
Segment earnings - Adjusted	$106	$166
Healthcare Services segment results:
Revenues - GAAP	$7,085	$6,098
Operating cost ratio - GAAP	96.0%	96.6%
Segment earnings - GAAP	$250	$175
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (c)	$319	$238

2020 Earnings Guidance

Humana is revising its GAAP EPS guidance range for the year ending December 31, 2020 (FY 2020) to $16.04 to $16.54 from the previous range of $17.76 to $18.26, reflecting the 1Q20 impact of the company's non-consolidating minority interest put/call valuation adjustments. While acknowledging the inherent uncertainty surrounding the ongoing crisis, Humana is maintaining its FY 2020 Adjusted EPS range of $18.25 to $18.75. For comparison, FY 2020 GAAP and Adjusted EPS guidance is detailed below along with GAAP and Adjusted results for the year ended December 31, 2019 (FY 2019).

The company is revising its net membership growth estimate for its individual Medicare Advantage products now expecting growth in a range of 300,000 to 350,000 members for FY 2020 compared to the previous guidance growth range of 270,000 to 330,000 members. This anticipated increase in 2020 represents year-over-year growth of approximately 9 percent at the midpoint of the guidance range.

The company is also reiterating its expectations for group Medicare Advantage net membership gains for FY 2020, projecting an increase of approximately 90,000 members year over year.

For its stand-alone PDP business, Humana continues to estimate a net membership decline of approximately 550,000 members for FY 2020.

Given the likelihood of significant variability of results by financial statement line item (and related ratios), Humana is withdrawing its additional detailed guidance that was initially provided as part of the company's fourth quarter 2019 earnings release dated February 5, 2020.

Diluted earnings per common share	FY 2020 Guidance (d)	FY 2019 (e)
GAAP	$16.04 to $16.54	$20.10
Amortization of identifiable intangibles	0.49	0.40
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	1.72	(2.89)
Charges associated with workforce optimization	-	0.26
Adjusted (non-GAAP) – FY 2020 projected; FY 2019 reported	$18.25 to $18.75	$17.87

2021 Rate Notice

On April 6, 2020, CMS published its Announcement of Calendar Year 2021 Medicare Advantage Capitation Rates and Part C and Part D Payment Policies (the Final Rate Notice). The company expects the Final Rate Notice to result in a 1.20 percent(f) rate increase for non end stage renal disease (ESRD) Medicare Advantage business, excluding the impact of Employer Group Waiver Plan (EGWP) funding changes. The company’s 1.20 percent rate increase compares to CMS’ estimate for the sector of 1.66 percent on a comparable basis, with the variance primarily driven by county rebasing and the company's geographic footprint. CMS also establishes separate rates of payment for ESRD beneficiaries enrolled in Medicare Advantage plans.  The company expects the Final Rate Notice to result in a 3.7 percent rate increase in 2021 for ESRD beneficiaries. The company’s estimate of 3.7 percent is slightly higher than CMS’ 3.6 percent which is also impacted by the company’s geographic footprint.

Humana Consolidated Highlights
Consolidated revenues
GAAP consolidated revenues for 1Q20 were $18.94 billion, an increase of $2.83 billion, or 18 percent, from $16.11 billion in 1Q19. Total premiums and services revenues of $18.79 billion in 1Q20 increased $2.78 billion, or 17 percent, from $16.01 billion in 1Q19. The favorable year-over-year comparisons were primarily driven by higher premium revenues stemming from membership growth and higher per member premiums in the company’s Medicare Advantage and state-based contract businesses, while being partially offset by the impact of declining year-over-year stand-alone PDP membership.
Consolidated benefits expense
The 1Q20 GAAP consolidated benefit ratio of 85.1 percent decreased 110 basis points from the 1Q19 GAAP consolidated benefit ratio of 86.2 percent. The year-over-year decrease was primarily the result of the following factors:

◦	reinstatement of the non-deductible health insurance industry fee in 2020 which was contemplated in the pricing and benefit design of the company's products,

◦
engaging the company's Medicare Advantage members, including the robust growth of members in 2019, in clinical programs, as well as ensuring they are appropriately documented under the CMS risk-adjustment model, and

◦
the continued shift in Medicare membership mix due to the decline of stand-alone PDP members and significant growth in Medicare Advantage members; the benefit ratio for stand-alone PDP members generally is higher earlier in the year and then decreases as the year progresses.

These declines were partially offset by the following factors:

◦	deliberate pricing and benefit design changes in the commercial business in response to the 2019 performance,

◦	the unfavorable impact of weekday seasonality including the impact of a leap year in 1Q20, and

◦	a lesser impact from favorable prior period medical claims reserve development (Prior Period Development) in 1Q20.
Favorable Prior Period Development of $284 million in 1Q20 decreased the consolidated benefit ratio by 150 basis points while favorable Prior Period Development of $267 million decreased the 1Q19 ratio by 170 basis points.
Consolidated operating expenses
The 1Q20 GAAP consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 11.3 percent increased 90 basis points from the 1Q19 ratio of 10.4 percent. The increase was primarily related to the following factors:

•	reinstatement of the non-deductible health insurance industry fee in 2020, which increased the consolidated GAAP operating cost ratio by approximately 160 basis points in 1Q20; and

•	COVID-19 related costs, including a $50 million contribution to the Humana Foundation to promote its coronavirus relief efforts in the communities served by Humana.
These above items were partially offset by the following items:

•	scale efficiencies associated with growth in the company's Medicare Advantage membership; and

•	significant operating cost efficiencies in 1Q20 driven by previously disclosed productivity initiatives.
Balance sheet

•
At March 31, 2020, the company had cash, cash equivalents, and investment securities of $17.55 billion, up approximately $2.12 billion, or 14 percent, from $15.43 billion at December 31, 2019. The sequential increase primarily resulted from the net proceeds of a $1.10 billion senior note issuance as more fully discussed below, as well as proceeds from a term loan and commercial paper issuance. These increases were partially offset by the acquisition of Enclara Healthcare, capital expenditures, and the payment of dividends to stockholders. Additional changes are outlined in the company’s consolidated statement of cash flows on pages S-5 of the statistical supplement included in this release.

•
At March 31, 2020, cash and short-term investments held at the parent company of $2.35 billion increased approximately $990 million, or 73 percent, from $1.36 billion at December 31, 2019. The sequential increase primarily resulted from the net proceeds of a $1.10 billion senior note issuance, as well as proceeds from a term loan and commercial paper issuance. The increase was further impacted by non-regulated subsidiary earnings in the company's Healthcare Services segment. These increases were partially offset by the acquisition of Enclara Healthcare, capital contributions to regulated subsidiaries, capital expenditures, cash dividends to shareholders, and the unfavorable impact of the timing of working capital changes between the parent and its subsidiaries.

•
Days in claims payable (DCP) of 41.3 days at March 31, 2020, increased by 0.9 days from 40.4 days at December 31, 2019 and increased 1.1 days from 40.2 days at March 31, 2019. Changes are outlined in the DCP rollforward on page S-13 of the statistical supplement included in this release.

•
Debt-to-total capitalization at March 31, 2020 was 39.2 percent, up 720 basis points from 32.0 percent at December 31, 2019 primarily resulting from the impact of the company's $1.10 billion senior debt offering, as well as borrowings under a term loan and commercial paper issuance. These increases were partially offset by the net impact of 1Q20 earnings.

During 1Q20, the company closed on a public offering of $1.10 billion in senior notes. These notes are comprised of $600 million of the company's 4.500 percent senior notes, due 2025, at 99.875 percent of the principal amount, and $500 million of the company's 4.875 percent senior notes, due 2030, at 99.788 percent of the principal amount.
The company’s long-term debt-to-total capitalization target of approximately 35 percent is expected to allow the company to maintain its investment grade credit rating while providing significant financial flexibility. At times, the company's debt-to-total capitalization will exceed this target due to the timing of share repurchases, acquisitions, and debt issuance.
Operating cash flows

•
GAAP cash flows provided by operations of $474 million in 1Q20 unfavorably compared to GAAP cash flows provided by operations of $896 million in 1Q19, a decrease of $422 million year over year. The year-over-year decline was impacted by the timing of working capital items, including the impact of early prescription refills permitting members to prepare for extended supply needs in response to COVID-19, partially offset by higher income from operations.

Share repurchases

•	Humana did not complete any open-market transactions during 1Q20.

Cash dividends

•	The company paid cash dividends to its stockholders of $73 million in 1Q20 versus $68 million in 1Q19.

•
In February 2020, the company's Board of Directors declared a cash dividend of $0.625 per share payable on April 24, 2020 to stockholders of record on March 31, 2020. The dividend of $0.625 per share reflected an increase of 14 percent from the previous per share dividend of $0.55.

•	In April 2020, Humana's Board of Directors declared an additional cash dividend of $0.625 per share to stockholders of record on June 30, 2020. The dividend is payable on July 31, 2020.

Humana’s Retail Segment
This segment consists of the company’s Medicare benefits, marketed to individuals directly or via group Medicare accounts, as well as its Medicare Supplement and state-based contracts businesses. State-based contracts include those with various states to provide services under the Medicaid program, including Temporary Assistance for Needy Families (TANF), dual eligible, and Long-Term Support Services benefits. In addition, this segment also includes the company’s contract with Centers for Medicare & Medicaid Services (CMS) to administer the Limited Income Newly Eligible Transition prescription drug plan (PDP) program.
Retail segment revenues:

•
The 1Q20 revenues for the Retail segment were $16.76 billion, an increase of $2.75 billion, or 20 percent, from $14.01 billion in 1Q19 primarily reflecting higher premiums as a result of membership growth and higher per member premiums in the company’s Medicare Advantage and state-based contract businesses. These favorable items were partially offset by the decline in membership in the company's stand-alone PDP offerings. The year-over-year membership changes are further discussed below.

Retail segment enrollment:

•
Individual Medicare Advantage membership was 3,838,100 as of March 31, 2020, a net increase of 404,800 or 12 percent, from 3,433,300 as of March 31, 2019, and up 250,900, or 7 percent, from 3,587,200 as of December 31, 2019. The increases were primarily due to membership additions associated with the most recent Annual Election Period (AEP) and Open Election Period (OEP) for Medicare beneficiaries. The year-over-year growth was further impacted by strong sales to age-ins and Dual Eligible Special Need Plans (D-SNP) members following the 2019 OEP.

The OEP sales period, which ran from January 1 to March 31, 2020 added approximately 20,700 members through March 31, 2020. An additional 10,300 members became effective April 1, 2020 (not included in the ending March 31, 2020 membership detailed above), for a total 2020 OEP impact of 31,000 members. In comparison, the 2019 OEP added approximately 28,700 members through March 31, 2019 and an additional 15,000 members with an April 1, 2019 effective date for a total 2019 OEP impact of 43,700 members.
Individual Medicare Advantage membership includes 342,500 D-SNP members as of March 31, 2020, a net increase of 94,000, or 38 percent, from 248,500 as of March 31, 2019, and up 54,300, or 19 percent, from 288,200 as of December 31, 2019. D-SNP membership as of March 31, 2019 grew by approximately 30,000 members compared to membership at December 31, 2018.

•
Group Medicare Advantage membership was 607,400 as of March 31, 2020, a net increase of 89,500, or 17 percent, from 517,900 at March 31, 2019, and up 82,100, or 16 percent, from 525,300 as of December 31, 2019. These increases primarily resulted from the addition of a large account in January 2020, along with net membership additions associated with the most recent AEP for Medicare beneficiaries.

•
Membership in the company’s stand-alone PDP offerings was 3,895,100 as of March 31, 2020, a net decrease of 553,300, or 12 percent, from 4,448,400 as of March 31, 2019, and down 470,100, or 11 percent, from 4,365,200 as of December 31, 2019. These comparisons primarily reflect net declines during the most recent AEP for Medicare beneficiaries. The anticipated declines were primarily the result of terminations driven by premium and benefit adjustments experienced by members that were previously enrolled in the company's 2019 Humana Walmart Rx plan and the 2019 Humana Enhanced plan, which were consolidated into the Premier Rx plan in 2020. The expected PDP losses were partially offset by growth in the new low-price Humana Walmart Value Rx plan, driven by both new sales and plan to plan changes.

•
State-based contracts membership (including dual-eligible demonstration members) was 617,300 as of March 31, 2020, a net increase of 156,000, or 34 percent, from 461,300 at March 31, 2019, and up 148,300, or 32 percent, from 469,000 at December 31, 2019. Theses increases primarily reflect the impact of discontinuing the reinsurance agreement with CareSource and the assumption of full financial risk for the existing Kentucky Medicaid contract as of January 1, 2020.
Retail segment benefits expense:

•	The 1Q20 benefit ratio for the Retail segment of 86.6 percent decreased 170 basis points from 88.3 percent in 1Q19. The year-over-year decrease was primarily the result of the following factors:

◦	reinstatement of the non-deductible health insurance industry fee in 2020 which was contemplated in the pricing and benefit design of the company's products,

◦
engaging the company's Medicare Advantage members, including the robust growth of members in 2019, in clinical programs, as well as ensuring they are appropriately documented under the CMS risk-adjustment model,

◦
the continued shift in Medicare membership mix due to the decline of stand-alone PDP members and significant growth in Medicare Advantage members; the benefit ratio for stand-alone PDP members generally is higher earlier in the year and then decreases as the year progresses, and

◦	the impact of the benefit design of Humana's 2020 Premier Rx plan, which includes a member deductible.
These decreases were partially offset by the following factors:

◦	the unfavorable impact of weekday seasonality including the impact of a leap year in 1Q20; and

◦	lower favorable Prior Period Development in 1Q20.

•
The Retail segment's favorable Prior Period Development of $238 million in 1Q20 lowered the segment benefit ratio by 140 basis points in 1Q20. In 1Q19, the segment's favorable Prior Period Development of $283 million decreased the benefit ratio by 200 basis points.

Retail segment operating costs:

•
The Retail segment’s operating cost ratio of 9.2 percent in 1Q20 increased 100 basis points from 8.2 percent in 1Q19. The year-over-year comparison was negatively impacted by the reinstatement of the non-deductible health insurance industry fee in 2020, which increased the Retail segment's GAAP operating cost ratio by approximately 170 basis points in 1Q20.

The above increase was partially offset by the following items:

◦	scale efficiencies associated with growth in the company's Medicare Advantage membership; and

◦	significant operating cost efficiencies in 1Q20 driven by previously disclosed productivity initiatives.
Retail segment results:

Retail segment earnings in millions	1Q20 (a)	1Q19 (b)
GAAP	$685	$465
Amortization associated with identifiable intangibles	4	4
Adjusted (non-GAAP)	$689	$469

•
The Retail segment’s GAAP segment earnings of $685 million in 1Q20 increased $220 million, or 47 percent, from GAAP segment earnings of $465 million in 1Q19. The year-over-year favorable comparison resulted from the same factors that led to an improving benefit ratio, partially offset by the segment's higher operating cost ratio.

As previously discussed, the company's higher-than-anticipated individual Medicare Advantage membership growth in 2019, which had a muted impact on the segment's earnings last year, is now more profitable as a result of more members being engaged in the company's clinical programs and appropriately documented under the CMS risk-adjustment model.
Humana’s Group and Specialty Segment
This segment consists of the company’s employer group fully-insured commercial medical products and specialty insurance benefits marketed to individuals and groups, including dental, vision, and life insurance benefits. In addition, the segment also includes the company’s administrative services only (ASO) products and its military services businesses.
Group and Specialty segment revenues:

•
The 1Q20 revenues for the Group and Specialty segment were $1.87 billion, down $22 million year over year from $1.89 billion in 1Q19. This decrease was primarily due to the decline in the company's fully-insured group commercial membership.

The decrease was partially offset by the following factors:

◦	higher stop-loss revenues related to the company's level-funded ASO accounts resulting from membership growth in this product as more fully described below; and

◦	higher per member premiums across the fully-insured commercial business.
Group and Specialty segment enrollment:

•
Group fully-insured commercial medical membership was 861,600 at March 31, 2020, a decrease of 96,600, or 10 percent, from 958,200 at March 31, 2019, and down 47,000, or 5 percent, from 908,600 at December 31, 2019. These anticipated declines primarily reflect lower membership in small group accounts due in part to more small group accounts selecting level-funded ASO products, as well as the loss of certain large group accounts due to disciplined pricing in the competitive environment. The portion of group fully-insured commercial medical membership in small group accounts (2-99 sized employer groups) was approximately 57 percent at March 31, 2020 compared to 59 percent at December 31, 2019 and 61 percent at March 31, 2019.

•
Group ASO commercial medical membership was 506,100 at March 31, 2020, an increase of 27,500, or 6 percent, from 478,600 at March 31, 2019, but down 23,100, or 4 percent, from 529,200 at December 31, 2019. These changes primarily reflect more small group accounts selecting level-funded ASO products combined with the loss of certain large group accounts due to continued discipline in pricing of services for self-funded accounts amid a highly competitive environment. Small group membership comprised 45 percent of group ASO medical membership at March 31, 2020 versus 40 percent at December 31, 2019 and 34 percent at March 31, 2019.

•
Military services membership was 5,999,200 at March 31, 2020, an increase of 56,700, or 1 percent, from 5,942,500 at March 31, 2019, and up 14,900, or less than 1 percent, versus 5,984,300 at December 31, 2019. Membership includes military service members, retirees, and their families to whom the company is providing healthcare services under the current TRICARE East Region contract.

•
Membership in specialty products(g) was 5,470,700 at March 31, 2020, a decrease of 364,500, or 6 percent, from 5,835,200, at March 31, 2019, but up 44,800, or 1 percent, from 5,425,900 at December 31, 2019. The year-over-year decrease resulted from the loss of certain group accounts, including one jumbo account, offering stand-alone dental and vision products. The sequential increase resulted from higher sales of the company’s dental product.

Group and Specialty segment benefits expense:

•
The 1Q20 benefit ratio for the Group and Specialty segment was 79.1 percent, an increase of 270 basis points from 76.4 percent for 1Q19. The year-over-year increase in the benefit ratio is primarily due to the following factors:

◦	deliberate pricing and benefit design changes in the commercial business in response to the 2019 performance; and

◦	the unfavorable impact of weekday seasonality including the impact of a leap year in 1Q20.
These increases were partially offset by the following factors:

◦	reinstatement of the non-deductible health insurance industry fee in 2020 which was contemplated in the pricing and benefit design of the company's products; and
◦higher favorable Prior Period Development.

•
The segment's favorable Prior Period Development of $46 million in 1Q20 compared to unfavorable development of $16 million in 1Q19. The favorable Prior Period Development for the Group and Specialty segment decreased the 1Q20 benefit ratio by 280 basis points while the unfavorable Prior Period Development in 1Q19 increased the segment benefit ratio by 100 basis points.

Group and Specialty segment operating costs:

•
The Group and Specialty segment’s operating cost ratio was 23.1 percent in 1Q20, an increase of 120 basis points from 21.9 percent in 1Q19 primarily reflecting the reinstatement of the non-deductible health insurance industry fee in 2020, which increased the Group and Specialty segment's GAAP operating cost ratio by approximately 140 basis points in 1Q20.

The impact of the non-deductible health insurance industry fee was partially offset by significant operating cost efficiencies in 1Q20 driven by previously disclosed productivity initiatives.
Group and Specialty segment results:

Group and Specialty segment earnings In millions	1Q20 (a)	1Q19 (b)
GAAP	$105	$165
Amortization associated with identifiable intangibles	1	1
Adjusted (non-GAAP)	$106	$166

•
The Group and Specialty segment’s GAAP segment earnings of $105 million in 1Q20 compared to GAAP segment earnings of $165 million in 1Q19, a decrease of $60 million, or 36 percent. The decrease primarily reflects the company's deliberate pricing and benefit design changes in its commercial business in response to the 2019 performance.

Humana’s Healthcare Services Segment
This segment includes services offered to the company’s health plan members as well as to third parties, including pharmacy solutions, provider services, and clinical programs, such as home health and other services and capabilities to promote wellness and advance population health, including the company's non-consolidating minority interest investments in Kindred at Home and the strategic partnership with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers.
Services offered by this segment are designed to enhance members’ healthcare experience overall. These services may lead to lower utilization associated with improved member health and/or lower drug costs.
Healthcare Services segment revenues:

•
Revenues of $7.09 billion in 1Q20 for the Healthcare Services segment increased by $987 million, or 16 percent, from $6.10 billion in 1Q19. The year-over-year comparison was favorably impacted by the following factors:

◦	the company's strong Medicare Advantage membership growth,

◦	an increase in pharmacy revenues as a result of the company allowing early prescription refills to permit members to prepare for extended supply needs in response to COVID-19, and

◦	additional pharmacy revenues associated with the acquisition of Enclara Healthcare in 1Q20.
These increases were partially offset by the loss of intersegment revenues associated with the decline in stand-alone PDP membership as previously discussed.
Healthcare Services segment operating costs:

•
The Healthcare Services segment’s operating cost ratio of 96.0 percent in 1Q20 decreased 60 basis points from 96.6 percent in 1Q19 primarily as a result of operational improvements in the company's provider services business, largely related to Conviva, along with significant operating cost efficiencies in 1Q20 driven by previously disclosed productivity initiatives.

Healthcare Services segment operating statistics:

•
Primary care providers in value-based (shared risk and path to risk) relationships of 65,900 at March 31, 2020 increased 14 percent from 57,600 at March 31, 2019, and increased 6 percent from 61,900 at December 31, 2019. The percentage of the company’s individual Medicare Advantage members in value-based relationships was 66 percent as of March 31, 2020, compared to 65 percent at March 31, 2019 and 67 percent at December 31, 2019. The sequential decline was impacted by solid AEP and OEP results that have led to a greater proportion of new individual Medicare Advantage members that are not yet assigned to a primary care provider.

•
Medicare Advantage and dual demonstration program membership enrolled in a Humana chronic care management program (h) was 899,700 at March 31, 2020, up 8 percent from 834,700 at March 31, 2019 and up 4 percent from 868,800 at December 31, 2019. These changes were driven by the company's improved process for identifying and enrolling members in the appropriate program at the right time, coupled with growth in Special Needs Plans (SNP) membership.

•
Pharmacy script volume on an adjusted 30-day equivalent basis of 120 million for 1Q20 increased 9 percent compared to 110 million for 1Q19. This increase primarily was driven by higher Medicare Advantage and state-based contracts membership along with the impact of early prescription refills as members prepared for extended supply needs in response to COVID-19. These increases were partially offset by the decline in stand-alone PDP membership.
Healthcare Services segment results:

Healthcare Services segment results (in millions)	1Q20	1Q19
GAAP segment earnings	$250	$175
Depreciation and amortization expense	48	42
Interest and taxes	21	21
Adjusted EBITDA (c)	$319	$238

•
The Healthcare Services segment’s 1Q20 GAAP segment earnings increased $75 million, or 43 percent, to $250 million compared to GAAP segment earnings of $175 million in 1Q19. The increase primarily resulted from the following factors:

◦	higher earnings from the company's pharmacy operations as a result of previously mentioned factors,

◦	operational improvement in the provider services business year over year, and

◦	higher earnings from Kindred at Home operations.
Adjusted EBITDA in 1Q20 for the Healthcare Services segment of $319 million was up $81 million, or 34 percent, compared to Adjusted EBITDA of $238 million in 1Q19. The favorable comparison of Adjusted EBITDA year over year primarily resulted from the same factors that impacted the quarterly GAAP segment results comparison while adjusting for the impact of the factors detailed in the table above.

Conference Call
Humana will host a conference call at 10:00 a.m. Eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.
All parties interested in the company’s 1Q20 earnings conference call are invited to dial 888-625-7430. No password is required. The audio-only webcast of the 1Q20 earnings call may be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.
For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast. Telephone replays will also be available from approximately 1:15 p.m. Eastern time on April 29, 2020 until 10:59 p.m. Eastern time on June 29, 2020 and can be accessed by dialing 855-859-2056 and providing the conference ID #7592196.

Footnotes
(a) 1Q20 Adjusted results exclude the following:

•	Amortization expense for identifiable intangibles of approximately $21 million pretax income, or $0.12 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).

•
Put/call valuation adjustments of approximately $297 million, or $1.72 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.

(b) 1Q19 Adjusted results exclude the following:

•
Amortization expense for identifiable intangibles of approximately $18 million pretax, or $0.10 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).

•
Put/call valuation adjustments of approximately $39 million, or $0.22 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.

(c) The Healthcare Services segment Adjusted EBITDA includes GAAP segment earnings with adjustments to add back depreciation and amortization expense, interest expense, and income taxes. The Adjusted EBITDA includes results from all lines of business within the segment. The Adjusted EBITDA also includes the impact of Humana’s 40% minority interest in Kindred at Home and the strategic partnership with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers.

(d) FY 2020 Adjusted EPS projections exclude the following:

•	Amortization expense for identifiable intangibles of approximately $0.49 per diluted common share.

•
Put/call valuation adjustments of $1.72 per diluted common share related to Humana's non-consolidating minority interest investments. FY20 GAAP EPS guidance excludes the impact of future value changes of put/call options related to Humana’s non-consolidating minority interest investments. The future value change of these put/call options cannot be estimated.

(e) FY 2019 Adjusted results exclude the following:

•	Amortization expense for identifiable intangibles of approximately $70 million pretax income, or $0.40 per diluted common share.

•	Put/call valuation adjustments of approximately $506 million, or $2.89 per diluted common share, associated with Humana’s non-consolidating minority interest investments.

•	Expense associated with involuntary workforce reduction of approximately $47 million pretax, or $0.26 per diluted common share.

(f) Excludes estimates of changes in revenues associated with increased accuracy of risk coding.

(g) The company provides a full range of insured specialty products including dental, vision, and life insurance benefits marketed to individuals and groups. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products.

(h) Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s chronic care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. In addition, the members in the HCCP program may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.

Cautionary Statement

This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•
If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends, so any reserves the company may establish, including premium deficiency reserves, may be insufficient.

•
If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives and state-based contract strategy, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.

•
If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks or prevent other privacy or data security incidents that result in security breaches that disrupt our operations or in the unintended dissemination of sensitive personal information or proprietary or confidential information, the company’s business may be materially adversely affected.

•
Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•
As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage, or MA, plans according to the health status of covered members, including proposed changes to the methodology used by CMS for risk adjustment data validation audits that fail to address adequately the statutory requirement of actuarial equivalence, if implemented, could have a material adverse effect on our operating results, financial position and cash flows.

•
Humana's business activities are subject to substantial government regulation. New laws or regulations, or legislative, judicial, or regulatory changes in existing laws or regulations or their manner of application could increase the company's cost of doing business and have a material adverse effect on Humana’s results of operations (including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments); the company’s financial position (including the company’s ability to maintain the value of its goodwill); and the company’s cash flows.

•
Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

•
The spread of, and response to, the novel coronavirus, or COVID-19, underscores certain risks Humana faces, including those discussed above, and the rapid development and fluidity of this situation precludes any prediction as to the ultimate adverse impact to Humana of COVID-19.

In December 2019, a novel strain of coronavirus (COVID-19) was reported to have surfaced in Wuhan, China. COVID-19 has since spread to over 200 countries, including every state in the United States. On March 11, 2020 the World Health Organization declared COVID-19 a pandemic, and on March 13, 2020 the United States declared a national emergency with respect to COVID-19.
Governmental and non-governmental organizations may not effectively combat the spread and severity of COVID-19, increasing the potential for harm for Humana’s members. If the spread of COVID-19 is not contained, the premiums the company charges may prove to be insufficient to cover the cost of health care services delivered to its members, which may increase significantly as a result of higher utilization rates of medical facilities and services and other increases in associated hospital and pharmaceutical costs. Over time, Humana may also experience increased costs or decreased revenues if, as a result of the company’s members being unable to see their providers due to actions taken to mitigate the spread of COVID-19, Humana is unable to implement clinical initiatives to manage health care costs and chronic conditions of its members, and appropriately document their risk profiles. In addition, Humana is offering its members expanded benefit coverage, such as providing full coverage for COVID-19 diagnostic testing and treatment, certain additional coverages have been mandated by governmental action, and Humana is taking actions designed to help provide financial and administrative relief for the health care provider community. Such measures and any further steps taken by Humana, or governmental action, to expand or otherwise modify the services delivered to its members, provide relief for the health care provider community, or in connection with the relaxation of stay-at-home and physical distancing orders and other restrictions on movement and economic activity intended to reduce the spread of COVID-19, including the potential for widespread testing as a component of lifting these measures, could adversely impact the company’s profitability.
The spread of COVID-19, or actions taken to mitigate this spread, could have material and adverse effects on Humana’s ability to operate effectively, including as a result of the complete or partial closure of facilities or labor shortages. Disruptions in public and private infrastructure, including communications, financial services and supply chains, could materially and adversely disrupt the company’s normal business operations. Humana has transitioned a significant subset of its employee population to a remote work environment in an effort to mitigate the spread of COVID-19, as have a number of the company’s third-party service providers, which may exacerbate certain risks to Humana’s business, including an increased demand for information technology resources, increased risk of phishing and other cybersecurity attacks, and increased risk of unauthorized dissemination of sensitive personal information or proprietary or confidential information about the company or its members or other third-parties. The outbreak of COVID-19 has severely impacted global economic activity, including the businesses of some of Humana’s commercial customers, and caused significant volatility and negative pressure in the financial markets. In addition to disrupting Humana’s operations, these developments may adversely affect the timing of commercial customer premium collections and corresponding claim payments as well as the value of the company’s investment portfolio.
The rapid development and fluidity of this situation precludes any prediction as to the ultimate adverse impact to Humana of COVID-19. Humana is continuing to monitor the spread of COVID-19, changes to the company’s benefit coverages, the ongoing costs and business impacts of dealing with COVID-19, including the potential costs associated with lifting restrictions on movement and economic activity and ultimately a vaccine, and related risks. The magnitude and duration of the pandemic and its impact on Humana’s business, results of operations, financial position, and cash flows is uncertain as this continues to evolve globally, but such impacts could be material to the company’s business, results of operations, financial position and cash flows.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.
Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2019; and

•	Form 8-Ks filed during 2020.
About Humana
Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.
To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.

More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases and conference calls

•	Calendar of events

•	Corporate Governance information

Humana Inc.
Statistical Schedules
And
Supplementary Information
1Q20 Earnings Release

Humana Inc. Statistical Schedules and Supplementary Information 1Q20 Earnings Release
Contents

Consolidated Financial Statements
1.	Consolidated Statements of Income (S-3)
2.	Consolidated Balance Sheets (S-4)
3.	Consolidated Statements of Cash Flows (S-5)
Operating Results Detail
4.	Consolidating Statements of Income - Quarter (S-6 - S-7)
5.	Ending Membership Detail (S-8)
6.	Premiums and Services Revenue Detail (S-9)
7.	Healthcare Services Segment Metrics (S-10 - S-11)
Balance Sheet Detail
8.	Benefits Payable Detail and Statistics (S-12 - S-13)
Footnotes (S-14)

Humana Inc.
Consolidated Statements of Income
Dollars in millions, except per common share results

	For the three months ended March 31,
			Dollar	Percentage
	2020	2019	Change	Change
Revenues:
Premiums	$18,362	$15,651	$2,711	17.3%
Services	424	355	69	19.4%
Investment income	149	101	48	47.5%
Total revenues	18,935	16,107	2,828	17.6%
Operating expenses:
Benefits	15,629	13,493	2,136	15.8%
Operating costs	2,117	1,660	457	27.5%
Depreciation and amortization	115	107	8	7.5%
Total operating expenses	17,861	15,260	2,601	17.0%
Income from operations	1,074	847	227	26.8%
Interest expense	60	62	(2)	-3.2%
Other expense, net (A)	297	39	258	661.5%
Income before income taxes and equity in net earnings	717	746	(29)	-3.9%
Provision for income taxes	252	183	69	37.7%
Equity in net earnings (B)	8	3	5	166.7%
Net income	$473	$566	$(93)	-16.4%
Basic earnings per common share	$3.58	$4.18	$(0.60)	-14.4%
Diluted earnings per common share	$3.56	$4.16	$(0.60)	-14.4%
Shares used in computing basic earnings per common share (000’s)	132,135	135,383
Shares used in computing diluted earnings per common share (000’s)	132,811	135,962

Humana Inc.
Consolidated Balance Sheets
Dollars in millions, except share amounts

	March 31,	December 31,	Year-to-Date Change
	2020	2019	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$6,054	$4,054
Investment securities	11,104	10,972
Receivables, net	2,009	1,056
Other current assets	5,384	3,806
Total current assets	24,551	19,888	$4,663	23.4%
Property and equipment, net	2,023	1,955
Long-term investment securities	393	406
Goodwill	4,443	3,928
Equity method investments	1,093	1,063
Other long-term assets	2,130	1,834
Total assets	$34,633	$29,074	$5,559	19.1%
Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$7,090	$6,004
Trade accounts payable and accrued expenses	5,399	3,754
Book overdraft	169	225
Unearned revenues	274	247
Short-term debt	1,898	699
Total current liabilities	14,830	10,929	$3,901	35.7%
Long-term debt	6,057	4,967
Future policy benefits payable	205	206
Other long-term liabilities	1,186	935
Total liabilities	22,278	17,037	$5,241	30.8%
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,629,992 issued at March 31, 2020	33	33
Capital in excess of par value	2,857	2,820
Retained earnings	17,871	17,483
Accumulated other comprehensive income	48	156
Treasury stock, at cost, 66,423,923 shares at March 31, 2020	(8,454)	(8,455)
Total stockholders’ equity	12,355	12,037	$318	2.6%
Total liabilities and stockholders’ equity	$34,633	$29,074	$5,559	19.1%
Debt-to-total capitalization ratio	39.2%	32.0%

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in millions

	For the three months ended March 31,
			Dollar	Percentage
	2020	2019	Change	Change
Cash flows from operating activities
Net income	$473	$566
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	124	118
Amortization	21	18
Net realized capital (gains) losses	(49)	2
Equity in net earnings	(8)	(3)
Stock-based compensation	36	33
Benefit for deferred income taxes	(3)	(21)
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(953)	(940)
Other assets	(1,470)	(102)
Benefits payable	1,086	1,162
Other liabilities	1,203	16
Unearned revenues	27	29
Other, net	(13)	18
Net cash provided by operating activities	474	896	($422)	-47.1%
Cash flows from investing activities
Acquisitions, net of cash acquired	(709)	—
Purchases of property and equipment, net	(192)	(139)
Purchases of investment securities	(2,459)	(2,175)
Maturities of investment securities	735	397
Proceeds from sales of investment securities	1,415	2,062
Net cash (used in) provided by investing activities	(1,210)	145	($1,355)	-934.5%
Cash flows from financing activities
Receipts from contract deposits, net	574	554
Proceeds from issuance of commercial paper, net	198	17
Proceeds from issuance of senior notes, net	1,090	—
Proceeds from issuance of term loan	1,000	—
Change in book overdraft	(55)	(17)
Common stock repurchases	(17)	(10)
Dividends paid	(73)	(68)
Proceeds from stock option exercises and other	19	17
Net cash provided by financing activities	2,736	493	$2,243	455.0%
Increase in cash and cash equivalents	2,000	1,534
Cash and cash equivalents at beginning of period	4,054	2,343
Cash and cash equivalents at end of period	$6,054	$3,877

Humana Inc.
Consolidating Statements of Income—For the three months ended March 31, 2020
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$12,794	$—	$—	$—	$12,794
Group Medicare Advantage	2,011	—	—	—	2,011
Medicare stand-alone PDP	755	—	—	—	755
Total Medicare	15,560	—	—	—	15,560
Fully-insured	163	1,229	—	—	1,392
Specialty	—	429	—	—	429
Medicaid and other (C)	981	—	—	—	981
Total premiums	16,704	1,658	—	—	18,362
Services revenue:
Provider	—	—	104	—	104
ASO and other (D)	4	195	—	—	199
Pharmacy	—	—	121	—	121
Total services revenue	4	195	225	—	424
Total revenues—external customers	16,708	1,853	225	—	18,786
Intersegment revenues
Services	—	7	4,950	(4,957)	—
Products	—	—	1,910	(1,910)	—
Total intersegment revenues	—	7	6,860	(6,867)	—
Investment income	54	5	—	90	149
Total revenues	16,762	1,865	7,085	(6,777)	18,935
Operating expenses:
Benefits	14,464	1,311	—	(146)	15,629
Operating costs	1,532	429	6,800	(6,644)	2,117
Depreciation and amortization	81	20	43	(29)	115
Total operating expenses	16,077	1,760	6,843	(6,819)	17,861
Income from operations	685	105	242	42	1,074
Interest expense	—	—	—	60	60
Other expense, net (A)	—	—	—	297	297
Income (loss) before income taxes and equity in net earnings	685	105	242	(315)	717
Equity in net earnings (B)	—	—	8	—	8
Segment earnings (loss)	$685	$105	$250	$(315)	$725
Benefit ratio	86.6%	79.1%			85.1%
Operating cost ratio	9.2%	23.1%	96.0%		11.3%

Humana Inc.
Consolidating Statements of Income—For the three months ended March 31, 2019
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$10,709	$—	$—	$—	$10,709
Group Medicare Advantage	1,632	—	—	—	1,632
Medicare stand-alone PDP	809	—	—	—	809
Total Medicare	13,150	—	—	—	13,150
Fully-insured	140	1,311	—	—	1,451
Specialty	—	373	—	—	373
Medicaid and other (C)	677	—	—	—	677
Total premiums	13,967	1,684	—	—	15,651
Services revenue:
Provider	—	—	120	—	120
ASO and other (D)	5	194	—	—	199
Pharmacy	—	—	36	—	36
Total services revenue	5	194	156	—	355
Total revenues—external customers	13,972	1,878	156	—	16,006
Intersegment revenues
Services	—	4	4,306	(4,310)	—
Products	—	—	1,636	(1,636)	—
Total intersegment revenues	—	4	5,942	(5,946)	—
Investment income	41	5	—	55	101
Total revenues	14,013	1,887	6,098	(5,891)	16,107
Operating expenses:
Benefits	12,327	1,287	—	(121)	13,493
Operating costs	1,148	413	5,888	(5,789)	1,660
Depreciation and amortization	73	22	38	(26)	107
Total operating expenses	13,548	1,722	5,926	(5,936)	15,260
Income from operations	465	165	172	45	847
Interest expense	—	—	—	62	62
Other expense, net (A)	—	—	—	39	39
Income (loss) before income taxes and equity in net earnings	465	165	172	(56)	746
Equity in net earnings (B)	—	—	3	—	3
Segment earnings (loss)	$465	$165	$175	$(56)	$749
Benefit ratio	88.3%	76.4%			86.2%
Operating cost ratio	8.2%	21.9%	96.6%		10.4%

Humana Inc.
Ending Membership Detail
In thousands

				Year-over-Year Change			Sequential Change
	March 31, 2020	Average 1Q20	March 31, 2019	Amount	Percent	December 31, 2019	Amount	Percent
Medical Membership:
Retail
Individual Medicare Advantage	3,838.1	3,829.0	3,433.3	404.8	11.8%	3,587.2	250.9	7.0%
Group Medicare Advantage	607.4	604.5	517.9	89.5	17.3%	525.3	82.1	15.6%
Medicare stand-alone PDP	3,895.1	3,916.9	4,448.4	(553.3)	-12.4%	4,365.2	(470.1)	-10.8%
Total Medicare	8,340.6	8,350.4	8,399.6	(59.0)	-0.7%	8,477.7	(137.1)	-1.6%
State-based contracts (E)	617.3	614.8	461.3	156.0	33.8%	469.0	148.3	31.6%
Medicare Supplement	314.0	311.9	267.3	46.7	17.5%	298.4	15.6	5.2%
Total Retail	9,271.9	9,277.1	9,128.2	143.7	1.6%	9,245.1	26.8	0.3%
Group and Specialty
Fully-insured commercial medical	861.6	868.5	958.2	(96.6)	-10.1%	908.6	(47.0)	-5.2%
ASO commercial	506.1	504.6	478.6	27.5	5.7%	529.2	(23.1)	-4.4%
Military services	5,999.2	6,001.9	5,942.5	56.7	1.0%	5,984.3	14.9	0.2%
Total Group and Specialty	7,366.9	7,375.0	7,379.3	(12.4)	-0.2%	7,422.1	(55.2)	-0.7%
Total Medical Membership	16,638.8	16,652.1	16,507.5	131.3	0.8%	16,667.2	(28.4)	-0.2%

Specialty Membership (included in Group and Specialty segment):
Dental—fully-insured (F)	2,689.1	2,696.2	2,733.4	(44.3)	-1.6%	2,646.4	42.7	1.6%
Dental—ASO	287.3	287.3	611.5	(324.2)	-53.0%	278.9	8.4	3.0%
Vision	2,082.6	2,087.7	2,065.5	17.1	0.8%	2,082.5	0.1	—%
Other supplemental benefits (G)	411.7	414.1	424.8	(13.1)	-3.1%	418.1	(6.4)	-1.5%
Total Specialty Membership	5,470.7	5,485.3	5,835.2	(364.5)	-6.2%	5,425.9	44.8	0.8%

	March 31, 2020	Member Mix March 31, 2020	March 31, 2019	Member Mix March 31, 2019
Individual Medicare Advantage Membership
HMO	2,269.5	59%	2,016.9	59%
PPO	1,568.6	41%	1,416.4	41%
Total Individual Medicare Advantage	3,838.1	100%	3,433.3	100%
Individual Medicare Advantage Membership
Shared Risk (H)	1,179.7	31%	1,024.7	30%
Path to Risk (I)	1,334.3	35%	1,198.6	35%
Total Value-based	2,514.0	66%	2,223.3	65%
Other	1,324.1	34%	1,210.0	35%
Total Individual Medicare Advantage	3,838.1	100%	3,433.3	100%

Humana Inc.
Premiums and Services Revenue Detail
Dollars in millions, except per member per month

	For the three months ended March 31,				Per Member per Month (L) For the three months ended March 31,
			Dollar	Percentage
	2020	2019	Change	Change	2020	2019
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$12,794	$10,709	$2,085	19.5%	$1,114	$1,044
Group Medicare Advantage	2,011	1,632	379	23.2%	1,109	1,051
Medicare stand-alone PDP	755	809	(54)	-6.7%	64	60
State-based contracts (E)	981	677	304	44.9%	532	514
Medicare Supplement	163	140	23	16.4%	174	176
Other services	4	5	(1)	-20.0%
Total Retail	16,708	13,972	2,736	19.6%
Group and Specialty
Fully-insured commercial medical	1,229	1,311	(82)	-6.3%	472	454
Specialty (J)	429	373	56	15.0%	28	24
Commercial ASO & other services (D)	81	77	4	5.2%
Military services (K)	121	121	—	—%
Total Group and Specialty	1,860	1,882	(22)	-1.2%
Healthcare Services
Pharmacy solutions	6,261	5,233	1,028	19.6%
Provider services	652	678	(26)	-3.8%
Clinical programs	172	187	(15)	-8.0%
Total Healthcare Services	7,085	6,098	987	16.2%

Humana Inc.
Healthcare Services Segment Metrics

	March 31, 2020	March 31, 2019	Difference		December 31, 2019	Difference
Primary Care Providers:
Shared Risk (H)
Proprietary	1,000	1,500	(500)	-33.3%	1,200	(200)	-16.7%
Contracted	21,200	17,300	3,900	22.5%	18,700	2,500	13.4%
Path to Risk (I)	43,700	38,800	4,900	12.6%	42,000	1,700	4.0%
Total Value-based	65,900	57,600	8,300	14.4%	61,900	4,000	6.5%
Care Management Statistics:
Members enrolled in a Humana chronic care management program (M)	899,700	834,700	65,000	7.8%	868,800	30,900	3.6%
Number of high-risk discharges enrolled in a post-discharge care management program (N)	64,700	74,600	(9,900)	-13.3%	61,500	3,200	5.2%

Humana Inc.
Healthcare Services Segment Metrics (Continued)
Script volume in thousands

	For the three months ended March 31, 2020	For the three months ended March 31, 2019	Year-over-Year Difference		For the three months ended December 31, 2019	Sequential Difference
Pharmacy:
Generic Dispense Rate
Retail	91.9%	91.8%	0.1%		91.8%	0.1%
Group and Specialty	88.0%	87.5%	0.5%		87.1%	0.9%
Mail-Order Penetration
Retail	28.7%	28.5%	0.2%		29.2%	-0.5%
Group and Specialty	6.0%	6.2%	-0.2%		6.2%	-0.2%

			Difference	Percentage Change		Difference	Percentage Change
Script volume (O)	120,100	110,100	10,000	9.1%	117,700	2,400	2.0%

Humana Inc.
Detail of Benefits Payable Balance and Year-to-Date Changes
Dollars in millions

	For the three months ended March 31, 2020	For the three months ended March 31, 2019	For the year ended December 31, 2019
Year-to-date changes in benefits payable, excluding military services
Balances at January 1	$6,004	$4,862	$4,862
Less: Reinsurance recoverables (P)	(68)	(95)	(95)
Beginning balance, net of reinsurance recoverable	5,936	4,767	4,767
Incurred related to:
Current year	15,913	13,760	54,193
Prior years (Q)	(284)	(267)	(336)
Total incurred	15,629	13,493	53,857
Paid related to:
Current year	(10,205)	(8,725)	(48,421)
Prior years	(4,280)	(3,595)	(4,267)
Total paid	(14,485)	(12,320)	(52,688)
Reinsurance recoverables (P)	10	84	68
Ending balance	$7,090	$6,024	$6,004

Humana Inc.
Benefits Payable Statistics (Continued) (R)
Days in Claims Payable

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
3/31/2019	40.2	1.9	5.0%
6/30/2019	39.9	(0.2)	-0.5%
9/30/2019	42.8	1.7	4.1%
12/31/2019	40.4	1.3	3.3%
3/31/2020	41.3	1.1	2.7%

Change in Days in Claims Payable (S)	1Q 2020	1Q 2019	4Q 2019	Last Twelve Months
DCP—beginning of period	40.4	39.1	42.8	40.2
Components of change in DCP:
Provider accruals (T)	0.2	1.0	(0.6)	0.6
Medical fee-for-service (U)	0.6	(0.8)	0.3	2.1
Pharmacy (V)	0.3	—	(0.3)	(0.2)
Processed claims inventory (W)	(0.1)	1.1	(2.0)	(1.7)
Other (X)	(0.1)	(0.2)	0.2	0.3
DCP—end of period	41.3	40.2	40.4	41.3
Total change from beginning of period	0.9	1.1	(2.4)	1.1

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
1Q20 Earnings Release

(A)	Put/call valuation adjustments associated with the company's non-consolidating minority interest investments.

(B)	Net earnings associated with the company's non-consolidating minority interest investments.

(C)	The Medicaid and other category includes premiums associated with the company’s Medicaid business.

(D)	The ASO and other category is primarily comprised of Administrative Services Only (ASO) fees and other ancillary services fees, including military services unless separately disclosed.

(E)	Includes Medicaid Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services (LTSS) from state-based contracts.

(F)
Fully-insured dental membership as reported does not include Humana members that have a Medicare Advantage plan that includes an embedded dental benefit. Costs associated with these dental benefits, however, are recorded in the Group and Specialty segment earnings results.

(G)	Other supplemental benefits include group life policies.

(H)
In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.

(I)
A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.

(J)
Specialty per member per month is computed based on reported specialty premiums and average fully-insured specialty membership for the period. Included with specialty premiums are stop-loss ASO premiums.

(K)	The amounts primarily reflect services revenues under the TRICARE East Region contract which generally are contracted on a per-member basis.

(L)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).

(M)
Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s chronic care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. In addition, the members in the HCCP program may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.

(N)
Reflects discharges enrolled in Humana’s 30-day care management services, which supports members after they are discharged home from a hospital or other facility. The program is aimed at individuals at high-risk for re-hospitalization. Care managers visit and call members at home to ensure they have and understand correct prescriptions, their doctors are informed about members’ changed status, and that members are either self-managing adequately or are referred to appropriate ongoing services.

(O)	Script volume is presented on an adjusted 30-day equivalent basis. This includes all scripts processed by the Humana pharmacy benefit manager (PBM).

(P)	Represents reinsurance recoverables associated with the company’s state-based Medicaid contract in Kentucky.

(Q)
Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.

(R)
A common metric for monitoring benefits payable levels relative to benefits expense is days in claims payable (DCP). The company calculates DCP using the quarterly reported benefits expense and benefits payable balances as presented within the company’s consolidated financial statements.

(S)
DCP fluctuates due to a number of factors, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter.

(T)	Provider accruals represent portions of capitation payments set aside to pay future settlements for capitated providers. Related settlements generally happen over a 12-month period.

(U)	Represents medical and specialty claims incurred but not reported (IBNR) for non-pharmacy fully-insured products.

(V)
Represents pharmacy claims expense including payments to the company’s pharmacy benefit manager for prescription drugs filled on behalf of Humana’s members, as well as government subsidized programs from Medicare Part D such as low income cost and reinsurance subsidies, as well as coverage gap discount programs.

(W)
Includes processed claims that are in the post claim adjudication process, which consists of operating functions such as audit, check batching and check handling. These claims are included in IBNR lags, but have not yet been mailed or released from Humana.

(X)
Includes non-lagged reserves such as ASO stop loss, life reserves, and accidental death and dismemberment/accident and health. Also includes an explicit provision for uncertainty (also called a provision for adverse deviation) intended to ensure the unpaid claim liabilities are adequate under moderately adverse conditions.